Exhibit 107

Calculation of Filing Fee Table
FORM S-8
(Form Type)

APYX MEDICAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	30,000	$4.30	$129,000	$0.00014760	$19.04
Equity	Common Stock, par value $0.001 per share	Other	30,000	$4.05	$121,500	$0.00014760	$17.93
Total Offering Amounts					$250,500		$36.97
Total Fee Offsets
Net Fee Due							$36.97

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any shares of the common stock, par value $0.001 per share (the “Common Stock”) of Apyx Medical Corporation (the “Company”) that may be issuable under the Plans as set forth herein by reason of any stock split, recapitalization, stock dividend or other similar transaction or capital adjustment effected without receipt of consideration or other similar transaction effected without receipt of consideration that increases the number of the Company’s outstanding shares of Common Stock.

(2)    The offering price per share and the maximum aggregate offering price for shares issuable upon exercise of the Inducement Options are based on the exercise price of such options.

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